Exhibit 5.1

June 1, 2011

FriendFinder Networks Inc.

6800 Broken Sound Parkway, Suite 200

Boca Raton, Florida 33487

Ladies and Gentlemen:

We have acted as special Nevada counsel to FriendFinder Networks Inc., a Nevada corporation (the “Company”), in connection with the registration under the Securities Act of 1933, as amended (the “Act”), pursuant to the Registration Statement on Form S-8 (the “Registration Statement”) filed with the Securities and Exchange Commission (the “Commission”), of 1,737,872 shares (the “Shares”) of the Company’s common stock, par value $0.001 per share (the “Common Stock”), comprising 1,343,997 shares of Common Stock issuable under the Company’s Amended and Restated 2008 Stock Option Plan (as amended, the “2008 Plan”) and 393,875 shares of Common Stock issuable under the Company’s 2009 Restricted Stock Plan (as amended, the “2009 Plan,” and together with the 2008 Plan, the “Plans”).  This opinion letter is being furnished pursuant to the requirements of Item 601(b)(5) of Regulation S-K under the Act.

For purposes of rendering this opinion letter, we have made such legal and factual examinations and inquiries, including an examination of originals or copies certified or otherwise identified to our satisfaction as being true copies of (i) the Registration Statement, (ii) the Plans, (iii) the Company’s articles of incorporation and bylaws, each as amended to date, and (iv) such other documents, agreements, instruments and corporate records as we have deemed necessary or appropriate.  We have also obtained from officers, representatives and agents of the Company and from public officials, and have relied upon, such certificates, representations and assurances as we have deemed necessary and appropriate for the purpose of issuing this opinion letter.

Without limiting the generality of the foregoing, we have, with your permission, assumed without independent verification that (i) each document we reviewed has been duly executed and delivered by each of the parties thereto to the extent due execution and delivery are prerequisites to the effectiveness thereof; (ii) each natural person executing a document has sufficient legal capacity to do so; (iii) all documents submitted to us as originals are authentic, the signatures on all documents that we have examined are genuine, and all documents submitted to us as certified, conformed, photostatic, electronic or facsimile copies conform to the original document; and (iv) all corporate records made available to us by the Company, and all public records we have reviewed, are accurate and complete.

We are qualified to practice law in the State of Nevada.  The opinion set forth herein is expressly limited to the effect of the general corporate laws of the State of Nevada and we do not purport to be experts on, or to express any opinion with respect to the applicability or the effect of, the laws of any other jurisdiction.  We express no opinion concerning, and we assume no responsibility as to laws or judicial decisions related to, or any orders, consents or other authorizations or approvals as may be required by, any federal laws, rules or regulations, including, without limitation, any federal securities laws, rules or regulations, or any state securities or “blue sky” laws, rules or regulations.

Based upon the foregoing and in reliance thereon, and subject to the qualifications, limitations, exceptions and assumptions set forth herein, we are of the opinion that the Shares, when and to the extent issued and sold in exchange for payment in full to the Company of all consideration required therefor in accordance with the 2008 Plan (and upon satisfaction of all of the terms and conditions of any applicable option agreement thereunder) or the 2009 Plan (and upon satisfaction of all of the terms and conditions of any applicable restricted stock agreement thereunder), as applicable, and as described in the Registration Statement, will be validly issued, fully paid and non-assessable.

The opinion expressed herein is based upon the applicable laws of the State of Nevada in effect and the facts in existence as of the date hereof.  In delivering this opinion letter to you, we disclaim any obligation to update or supplement the opinion set forth herein or to apprise you of any changes in such laws or facts after such time as the Registration Statement is declared effective.  No opinion is offered or implied as to any matter, and no inference may be drawn, beyond the strict scope of the specific issues expressly addressed by the opinion set forth herein.

100 North City Parkway, Suite 1600 | Las Vegas, NV 89106-4614 702.382.2101 tel

Brownstein Hyatt Farber Schreck, LLP  bhfs.com 702.382.8135 fax

FriendFinder Networks Inc.

We consent to your filing this opinion letter as an exhibit to the Registration Statement.  In giving such consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ Brownstein Hyatt Farber Schreck, LLP